Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related prospectus of Hilb Rogal & Hobbs Company for the registration of 2,416,828 shares of its common stock and to the incorporation by reference therein of our reports dated March 3, 2006, with respect to the consolidated financial statements and schedule of Hilb Rogal & Hobbs Company, Hilb Rogal & Hobbs Company’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hilb Rogal & Hobbs Company included and incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Richmond, Virginia

June 9, 2006